Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Quoin Pharmaceuticals Ltd. on Form S-8 (File No. 333-270555) and Form S-1 (File No. 333-283734) of our report dated March 13, 2025, with respect to our audits of the consolidated financial statements of Quoin Pharmaceuticals Ltd. as of and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Quoin Pharmaceuticals Ltd. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Morristown, New Jersey

March 13, 2025